UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2012

Coronado Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35366	20-5157386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 New England Executive Park, Burlington, Massachusetts 01803

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 238-6621

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2012, we entered into an employment agreement with Lucy Lu, M.D. to join our company as Executive Vice President and Chief Financial Officer. Dr. Lu (age 37) served as a Senior Biotechnology Analyst with CitiGroup Investment Research from February 2007 through January 2012. From 2004 until joining CitiGroup, she was with First Albany Capital, serving as Vice President from April 2004 until becoming a Principal of the firm in February 2006. Dr. Lu holds an M.D. from New York University School of Medicine and an M.B.A. from NYU’s Leonard N. Stern School of Business.

The employment agreement with Dr. Lu provides for a base salary of $300,000 and an annual discretionary bonus of up to 40% of her base salary upon the attainment of certain financial, clinical development and/or business milestones to be established annually by our board of directors or compensation committee. In addition, the employment agreement provides for milestone payments to Dr. Lu contingent upon our achievement of specified market capitalization levels. The employment agreement is terminable by either party at any time. In the event of termination by us without cause or by Dr. Lu for good reason, as those terms are defined in the agreement, she is entitled to six months’ severance (or one year if such termination is within six months of a change of control transaction).

Upon the commencement of her employment on February 22, 2012, Dr. Lu was granted ten-year options under our 2007 Stock Incentive Plan to purchase 225,000 shares of our common stock at an exercise price equal to the closing price of our common stock on February 22, 2012, being the fair market value on such date. The options will vest in three equal annual installments commencing one year from the date of grant.

The employment agreement is attached to this Current Report on Form 8-K as Exhibit 10.35 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.35 Employment Agreement, dated February 21, 2012, by and between the Registrant and Lucy Lu.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO BIOSCIENCES, INC.

By:	/s/ Bobby W. Sandage
Name: Bobby W. Sandage, Jr.
Title: President and Chief Executive Officer

Dated: February 23, 2012